Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(203) 682-8276

BAKERS FOOTWEAR ANNOUNCES PROGRAM TO REDUCE COSTS AND

IMPROVE PROFITABILITY

Company Expects $8 million in Annual Savings

Company to take Third Quarter Charges Related to Cost Reduction Initiatives

ST. LOUIS, MO., September 24, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today announced cost reduction initiatives aimed at improving profitability. The Company has identified and commenced actions to generate approximately $8.0 million of specific cost savings that will positively impact operating results in fiscal 2008 with benefits also expected to positively affect net income in the fourth quarter of fiscal 2007.

The Cost Reduction Plan focuses on the following areas:

•

Reductions in cost of merchandise sold, occupancy and buying expenses of approximately $3.5 million through specific initiatives that will reduce freight expense, personnel reductions in the buying staff, and converting or closing identified underperforming stores;

•

Reductions in selling expenses of approximately $2.5 million through elimination of specific marketing and catalog expenditures determined to be unproductive, and reductions in store payroll and other store expenses; and

•

Reduction in administrative expenses of approximately $2.0 million through staff reductions and reductions in travel expenses, professional and consulting fees, and other identified administrative expenses.

The Company expects to incur one-time charges in the third quarter of 2007 of approximately $4 million to $8 million of which approximately $1 million will be actual cash payments. These charges will include severance costs, asset write-offs and store impairment charges, as well as costs associated with accelerated stock option vesting and additional merchandise markdowns.

“I am very excited to report that the newly appointed senior management team has moved aggressively to reduce our cost structure generating net benefits beginning in the fourth quarter and continuing in fiscal 2008,” stated Peter Edison, Chairman, CEO and President of Bakers Footwear Group, Inc. “These expense savings along with the expected reduction in markdowns resulting from our shift in merchandising strategy towards leaner inventory, faster turns and better value has us poised to transform our income statement from top to bottom.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, BAKERS FOOTWEAR’S ABILITY TO ACHIEVE THE ANTICIPATED COST REDUCTIONS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.